Exhibit 99.1

COUSINS PROPERTIES AND TIER REIT COMBINE TO CREATE
THE PREEMINENT SUN BELT OFFICE REIT

ATLANTA and DALLAS, March 25, 2019 — Cousins Properties (NYSE: CUZ) (“Cousins”) and TIER REIT, Inc. (NYSE: TIER) (“TIER”) announced today that they have entered into a definitive merger agreement to combine in a 100 percent stock-for-stock transaction. The transaction will create a Class A office REIT with a combined portfolio of over 21 million square feet located across the Sun Belt. The combined company will have an equity market capitalization of approximately $5.9 billion and a total market capitalization of approximately $7.8 billion.

Under the terms of the agreement, Cousins will issue 2.98 shares of newly issued common stock in exchange for each share of TIER stock. The all-stock merger is intended to qualify as a tax-free “reorganization” for U.S. federal income tax purposes. Upon closing, Cousins and TIER stockholders will own approximately 72% and 28% of the combined company’s stock, respectively. The transaction is subject to customary closing conditions, including receipt of the approval of both Cousins and TIER stockholders. The transaction is expected to close during the third quarter of 2019.

“The combination of these two highly complementary companies creates the preeminent Sun Belt office REIT with a best-in-class balance sheet. The company will own an unmatched portfolio of trophy office properties in the premier submarkets of Atlanta, Austin, Charlotte, Dallas, Phoenix and Tampa,” said Colin Connolly, President and Chief Executive Officer of Cousins. “In addition, the company will be uniquely positioned to drive superior value for shareholders through its highly pre-leased existing development pipeline and well-located strategic land holdings for future development.”

“This transaction will be transformative for both companies,” said Scott Fordham, Chief Executive Officer of TIER. “The alignment of high-quality properties and common geographic footprint in our respective portfolios will offer shareholders the opportunity to benefit from a truly differentiated Sun Belt focused office platform. In addition, with an enhanced balance sheet, our shareholders will be able to benefit from further value creation in Austin, Dallas and Atlanta with TIER’s pipeline of over 5 million square feet of development and redevelopment opportunities.”

Leadership and Organization

Each of the Board of Directors of Cousins and TIER have unanimously approved the merger. Cousins’ Board of Directors will be increased to eleven members upon closing, with two additions from TIER’s Board of Directors, one of which will be Scott Fordham. Larry Gellerstedt, Cousins’ Executive Chairman of the Board of Directors, will serve as Executive Chairman of the Board of Directors of the combined company. Colin Connolly, Cousins’ President and Chief Executive Officer, and Cousins’ existing senior management team will continue to lead the combined company.

Upon completion of the merger, the company will retain the Cousins name and will trade under the ticker symbol CUZ (NYSE). The combined company’s headquarters will be located in Atlanta, GA.

Anticipated Synergies

Annual net G&A savings are anticipated to be approximately $18.5 million, to be realized immediately upon closing. These savings will be derived primarily through the elimination of duplicative costs associated with supporting a public company platform as well as the elimination of duplicative costs in the markets where both companies have an existing presence. In addition, the combined company also anticipates realizing operational and leasing synergies through increased market scale.

Advisors

Morgan Stanley is acting as exclusive financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal counsel to Cousins. J.P. Morgan Securities LLC is acting as exclusive financial advisor and Goodwin Procter LLP is acting as legal counsel to TIER.

Webcast and Conference Call Information

Cousins Properties and TIER REIT will hold a joint conference call on March 25, 2019 at 8:30 am ET to discuss the transaction. To participate in the conference call, please dial (877) 247-1056. Interested parties can join the live webcast of the conference call by accessing the investor relations section of Cousins Properties’ website at www.cousins.com and of TIER REIT’s website at www.tierreit.com. A replay of the conference call will be available through April 1, 2019 by calling (877) 344-7529 and using the access code 10129939 or on the investor relations sections of the Cousins Properties and TIER REIT websites. An investor presentation regarding the transaction will be available in the investor relations sections of each company’s website.

About Cousins Properties

Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.

About TIER REIT, Inc.

TIER REIT, Inc. is a publicly traded, self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S. TIER REIT’s vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities. TIER’s mission is to provide unparalleled, TIER ONE Property Services to its tenants and outsized total return through stock price appreciation and dividend growth to its stockholders. For additional information regarding TIER REIT, please visit www.tierreit.com.

Contacts

Media

Brian Brodrick

Jackson Spalding

404-724-2513

Cousins Properties Investors

Roni Imbeaux

Vice President, Finance and Investor Relations

404-407-1104

TIER REIT, Inc. Investors

Scott McLaughlin

Senior Vice President, Investor Relations & Tax Strategy

972-483-2465

Cautionary Statement Regarding Forward-Looking Information

In addition to historical information, this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Cousins Properties Incorporated (“Cousins”) and TIER REIT, Inc. (“TIER”) operate and beliefs of and assumptions made by Cousins management and TIER management, involve uncertainties that could significantly affect the financial or operating results of Cousins, TIER or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “projects,” “could,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving Cousins and TIER, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transaction to stockholders, employees, tenants and other constituents of the combined company, rent and occupancy growth, development activity and changes in sales or contribution volume of developed properties, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and the availability of capital in existing or new property funds — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward- looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with (i) national, international, regional and local economic climates, (ii) changes in financial markets, interest rates and foreign currency exchange rates, (iii) increased or unanticipated competition for our properties, (iv) risks associated with acquisitions, (v) the potential liability for a failure to meet regulatory requirements, including the maintenance of real estate investment trust status, (vi) availability of financing and capital, (vii) changes in demand for developed properties, (viii) risks associated with achieving expected revenue synergies or cost savings, (ix) risks associated with the ability to consummate the transaction and the timing of the closing of the transaction, (x) the ability to successfully integrate our operations and employees following the closing of the transaction, (xi) material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities, (xii) potential changes to tax legislation, (xiii) adverse changes in financial condition of joint venture partner(s) or major tenants, (xiv) risks associated with the acquisition, development, expansion, leasing and management of properties, (xv) the potential impact of announcement of the proposed transaction or consummation of the proposed transaction on relationships, including with tenants, employees and customers; the unfavorable outcome of any legal proceedings that have been or may be instituted against Cousins or TIER, (xvi) significant costs related to uninsured losses, condemnation, or environmental issues, (xvii) the ability to retain key personnel, (xviii) the amount of the costs, fees, expenses and charges related to the proposed transaction and the actual terms of the financings that may be obtained in connection with the proposed transaction, and (xix) those additional risks and factors discussed in reports filed with the SEC by Cousins and TIER from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Form 10-K and 10-Q. Except to the extent required by applicable law or regulation, each of Cousins and TIER disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

Important Additional Information and Where to Find It

In connection with the proposed merger, Cousins will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of Cousins common stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the stockholders of Cousins and TIER seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT COUSINS, TIER AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Cousins at its website, www.cousins.com, or from TIER at its website, www.tierreit.com. Documents filed with the SEC by Cousins will be available free of charge by accessing Cousins’ website at www.cousins.com under the heading Investor Relations, or, alternatively, by directing a request by telephone or mail to Cousins at 3344 Peachtree Road NE, Suite 1800, Atlanta, GA 30326, and documents filed with the SEC by TIER will be available free of charge by accessing TIER’s website at www.tierreit.com under the heading Investor Relations or, alternatively, by directing a request by telephone or mail to TIER at 5950 Sherry Lane, Suite 700, Dallas, Texas 75225.

Participants in the Solicitation

Cousins and TIER and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of TIER and Cousins in respect of the proposed transaction under the rules of the SEC. Information about TIER’s directors and executive officers is available in TIER’s proxy statement dated April 9, 2018 for its 2018 Annual Meeting of Stockholders, and certain of its Current Reports on Form 8- K. Information about Cousins’ directors and executive officers is available in Cousins’ proxy statement dated March 14, 2019 for its 2019 Annual Meeting of Stockholders, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from TIER or Cousins using the sources indicated above.

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.